Putnam International Capital Opportunities Fund, February 28,
2013 semiannual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1
Class A		6,927
Class B		70
Class C        	155
Class M		53

72DD2
Class R		584
Class Y		1,687

73A1
Class A		0.387
Class B        0.113
Class C		0.129
Class M		0.226

73A2
Class R		0.253
Class Y		0.472

74U1
Class A		17,603
Class B		597
Class C		1,181
Class M		232

74U2
Class R		1,997
Class Y		3,546

74V1
Class A		34.28
Class B		34.16
Class C		34.12
Class M		34.15

74V2
Class R		33.78
Class Y		34.28

Item 61 Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semimonthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant Series.